Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE PRICES $1.0 BILLION IN CONVERTIBLE SENIOR NOTES
Las Vegas, Nevada, April 15, 2010 — MGM MIRAGE (NYSE: MGM) announced today that it has priced $1.0 billion in aggregate principal amount of its 4.25% convertible senior notes due 2015. The transaction is expected to close on April 20, 2010, subject to satisfaction of various customary closing conditions. The Company has granted to the initial purchasers an option to purchase up to $150.0 million in aggregate principal amount of additional notes to cover over-allotments. The Company plans to use the net proceeds from the offering to repay a portion of its outstanding revolving indebtedness under its senior credit facility.
The notes will be general unsecured senior obligations of the Company, guaranteed by substantially all of the Company’s wholly-owned domestic subsidiaries, which also guarantee the Company’s other senior indebtedness, and equal in right of payment with, or senior to, all existing or future unsecured indebtedness of the Company and each guarantor. The notes will pay interest semi-annually at a rate of 4.25% per annum and mature on April 15, 2015. The notes will be convertible at an initial conversion rate of approximately 53.83 shares of the Company’s common stock per $1,000 principal amount of the notes, representing an initial conversion price of approximately $18.58 per share of the Company’s common stock and a conversion premium of 27.5% based on the last reported sale price per share of the Company’s common stock on the New York Stock Exchange on April 15, 2010 of $14.57 per share. The initial conversion rate is subject to adjustment under certain circumstances. The notes will be convertible into shares of the Company’s common stock at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date of the notes.
In connection with the offering, the Company has entered into capped call transactions with one or more of the initial purchasers of the notes or their respective affiliates. The capped call transactions are expected generally to reduce the potential dilution to the Company’s common stock upon any conversion of notes in the event that the market value per share of the Company’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the notes and is subject to certain adjustments substantially similar to those contained in the notes). The capped call transactions have a cap price equal to approximately $21.86 (50% above the last reported sale price of the Company’s common stock on the New York Stock Exchange on April 15, 2010). If the initial purchasers exercise their overallotment option to purchase additional notes, the Company may enter into additional capped call transactions.
The Company has been advised that, in connection with hedging the capped call transactions, the counterparties or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes and may, from time to time following the pricing of the notes, enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions. These activities could increase (or reduce the size of any decrease in) the price of the Company’s common stock concurrently with or following the pricing of the notes, and could also cause or avoid an increase or a decrease in the price of the Company’s common stock following any conversion of notes and during the period prior to the maturity date.
The notes, and any shares of the Company’s common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes, and any shares of the Company’s common stock issuable upon conversion of the notes, will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any offer, solicitation or sale of any notes, or any shares of the Company’s common stock issuable upon conversion of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations to close on the sale of the notes. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt and equity generally, for the securities of gaming, hospitality and entertainment companies and for the Company’s indebtedness and common stock in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President —
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947